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                                                                 Exhibit 23.3



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors:
United Video Satellite Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-72272, No. 333-2866 and No. 333-2978) on Form S-8 of United Video Satellite Group, Inc. of our report dated February 5, 1999, with respect to the consolidated balance sheets of United Video Satellite Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and the financial statement schedule for the years then ended, which report appears in this current report on Form 8-K dated February 23, 1999.

                                         KPMG LLP


Tulsa, Oklahoma
February 23, 1999